Exhibit 10.5

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amended and Restated Membership Interest Purchase Agreement (this “Agreement”), is dated as of the 27th of January, 2015 (the “Effective Date”), and is entered into among BLUENRGY INTERNATIONAL HOLDINGS S.A., a Switzerland joint stock company (“BIH”), Yves-Regis Cotrel (“YC”), Emmanuel Cotrel (“EC”), Coastalview Capital Partners, LLC (“CPC”), Ryames Investment Company, LLC (“RIC” and collectively, along with BIH, YC, CPC and EC, “Seller”), and CBD ENERGY LIMITED, an Australian corporation (ACN 010 966 793) (“Buyer”).

RECITALS

WHEREAS, the parties entered into that certain Membership Interest Purchase Agreement dated as of November 14, 2014 (as amended, restated or otherwise modified from time to time, the “Prior Purchase Agreement”), which agreement the parties desire to amend and restate in its entirety;

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests of BlueNRGY, LLC, a Florida limited liability company (the “Company”);

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interests (as defined in Article I hereof), subject to the terms and conditions set forth herein (the “Acquisition”);

WHEREAS, Buyer entered into a voluntary administrative proceeding through which Buyer is effecting a financial restructuring (the “Restructuring”) through a deed of company arrangement approved by the Administrator and the requisite majority of creditors and entered into together with the Administrator and the Company on December 24, 2014 and amended (with approval of Buyer’s creditors) on January 7, 2015 (the “CBD DOCA”) pursuant to the Act;

WHEREAS, the DOCA includes provision for the Acquisition of the Company by Buyer as provided by this Agreement;

WHEREAS, in contemplation of the Restructuring and the Acquisition, and as permitted by the administrator appointed to pursue the Restructuring (the “Administrator”), Buyer will make best efforts to raise (whether through selling newly issued equity to third party investors or by the assumption of new debt from independent third parties) no less than $5,000,000 to fund Buyer’s expansion plans and the Company’s ongoing operations and business plan (the “Acquisition Financing”); and

WHEREAS, without the expectation of the consummation of a Restructuring and commitment of Acquisition Financing on terms satisfactory to Seller, Seller would not have entered into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Act” means the Australian Corporations Act 2001 (Cth)

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Acquisition Financing” has the meaning set forth in the recitals.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

 “Benefit Plan” has the meaning set forth in Section 3.16(a).

 “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Company” has the meaning set forth in the recitals.

 “Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Consideration Shares” has the meaning set forth in Section 2.02.

“Data Room” means the data room set up by Seller and accessed by Buyer in connection with its due diligence of Seller.

“Deductible” has the meaning set forth in Section 7.03(a).

“Deed Administrators” means Trevor Pogroske and Said Jahani in their capacity as joint and several deed administrators of CBD pursuant to the CBD DOCA.

“Direct Claim” has the meaning set forth in Section 7.04(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

 “Dollars or $” means the lawful currency of the United States.

 “Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

 “Expenses” includes all documented out-of-pocket expenses (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to Seller and its Affiliates) incurred in connection with or related to due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and all other matters related thereto.

 “Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

 “Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11(a).

“Interests” means all of the issued and outstanding membership interests in the Company together with all outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating the Company to issue or sell any membership interests, or any other interest in, the Company.

“Interest Powers” has the meaning set forth in Section 2.04(b)(i).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Emmanuel Cotrel.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” has the meaning set forth in Section 3.10(b).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company or Buyer and its Subsidiaries, as the case may be, or (b) the ability of Seller or Buyer, as the case may be, to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or Buyer and its Subsidiaries, as the case may be, operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer or Seller, as the case may be; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company or Buyer and its Subsidiaries, as the case may be; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company or Buyer, as the case may be, to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 3.09(a).

 “Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pro Rata Share” shall mean, with respect to each Seller, a percentage, the numerator of which is the number of Interests owned by the Seller as of the Closing Date and the denominator of which is the aggregate number of Interests outstanding on the Closing Date.

 “Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Equity Securities” means all capital stock and equity securities of Buyer (including, without limitation Buyer’s ordinary shares and Series B Preferred Shares as-if-converted) and all convertible debt, options or warrants or other rights, agreements, arrangements or commitments to issue capital stock or equity securities of Buyer for which the conversion price or exercise price, as the case may be, is below the price per ordinary share of the Acquisition Financing.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Receivership” has the meaning set forth in the preamble.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

 “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

 “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Buyer, Seller, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

 “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 6.03.

 “Third-Party Claim” has the meaning set forth in Section 7.04(a).

“Year-End Financial Statements” has the meaning set forth in Section 3.06.

ARTICLE II
Purchase and sale

Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests for the consideration specified in Section 2.02.

Section 2.02     Purchase Price. The aggregate purchase price for the Interests (the “Purchase Price”) shall be 126,112,640 ordinary shares of Buyer (the “Consideration Shares”), which shares shall (a) constitute 41.1% of Buyer’s outstanding ordinary shares after giving effect to the Restructuring and $1,000,000 of the Acquisition Financing, and (b) be delivered to Seller at Closing by Buyer subject to the Section 2.03 hereof. Each Seller (or such Seller’s designee) shall be entitled to his, her or its Pro Rata Share of the Purchase Price, net of Consideration Shares allocable to Advanced Concepts pursuant to the brokerage arrangement disclosed in Section 3.19 hereof, as set forth on Schedule 2.02. After the Effective Date, Buyer shall reasonably cooperate with Seller to effect the transfer of Consideration Shares to any Seller designees.

Section 2.03     In accordance with Section 6.2(d) of the DOCA, if and to the extent that the issuance of Consideration Shares to any Seller would breach Chapter 6 of the Act, as jointly determined by Buyer and BIH, such Seller shall receive instead convertible notes issued by Buyer (“Consideration Notes”) that will convert automatically to that number of Buyer ordinary shares Seller would otherwise have received hereunder as and when and to the extent that on converting the relevant party would not be in breach of Chapter 6 of the Act. The Consideration Notes, if any, would contain such terms as are jointly agreed to by Buyer and BIH.

Section 2.04     Transactions to be Effected at the Closing.

(a)           At the Closing:

(i)           Buyer shall deliver to Seller stock certificates evidencing the Consideration Shares (or, if applicable, Consideration Notes) ;

(ii)          Buyer shall deliver to Seller all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing.

(b)           At the Closing:

(i)           Seller shall deliver to Buyer membership interest transfer powers representing the Interests, free and clear of all Encumbrances, duly executed in blank (the “Interest Powers”); and

(ii)          Seller shall deliver to Buyer all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing.

Section 2.05     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place on the Effective Date, subject to effectiveness of the DOCA at the offices of Shumaker, Loop & Kendrick, LLP in Tampa, Florida, U.S., or at such other place as Seller and Buyer may mutually agree upon in writing (the “Closing Date”).

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules delivered to Buyer hereunder, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III will be true and correct as of the Closing (except to the extent such representations and warranties speak of an earlier date), provided that CPC, RIC and YC make no representations other than as set forth in Section 3.01 and 3.05 and, with respect to CPC, RIC and YC in their capacity as a Seller, Section 3.13 hereof.

Section 3.01     Organization and Authority of Seller. Sellers have all necessary power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by any requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02     Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in active status under the Laws of the state of Florida and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03     Capitalization.

(a)           Section 3.03(a) of the Disclosure Schedules sets forth the authorized limited liability company interests of the Company and the limited liability company interests that are issued and outstanding. All of the issued and outstanding Company membership interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances.

(b)           Except as disclosed on Section 3.03(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating Seller or the Company to issue or sell any membership interests, or any other interest in, the Company. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

Section 3.04     No Subsidiaries. Except as set forth in Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05     No Conflicts; Consents. Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06     Financial Statements. Copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight-month period then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”) will be delivered or made available to Buyer prior to Closing. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September, 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07     Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.08     Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth on Section 3.08 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)           event, occurrence or development that has had a Material Adverse Effect;

(b)           material amendment of the charter, by-laws or other organizational documents of the Company;

(c)           split, combination or reclassification of any shares of its capital stock;

(d)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(e)           incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $100,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(f)           sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $100,000;

(g)           increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(h)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $100,000;

(i)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(j)            any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09     Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.10(b) of the Disclosure Schedules, collectively, the “Material Contracts”) along with a list of the amount of consideration paid to or by the Company under such Material Contract for each of the (x) fiscal year 2013, and (y) ten months ending October 31, 2014:

(i)           each agreement of the Company involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 180 days’ notice;

(ii)          all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii)         all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $100,000;

(iv)         except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $100,000; and

(v)          all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand.

(b)           The Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.10     Title to Assets; Real Property.

(a)           The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)        liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii)        mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv)       easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi)        other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b)           Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property involving total annual payments of at least $100,000 (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

Section 3.11     Intellectual Property.

(a)           “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

(b)           Section 3.11(b) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary to conduct the business as currently conducted (the “Company Intellectual Property”).

(c)           Except as set forth in Section 3.11(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the Company Intellectual Property as currently licensed or used by the Company, and the Company’s conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(c) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

Section 3.12     Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.13     Legal Proceedings; Governmental Orders.

(a)           There are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Effect.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.14     Compliance With Laws; Permits.

(a)           The Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)           All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)           None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15), employee benefits matters (which are governed by Section 3.16), employment matters (which are governed by Section 3.17) or tax matters (which are governed by Section 3.18).

Section 3.15     Environmental Matters.

(a)           Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company is in compliance with all Environmental Laws and has not, and Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Company has obtained and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Company.

(c)           The representations and warranties set forth in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16     Employee Benefit Matters.

(a)           Section 3.16(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           The representations and warranties set forth in this Section 3.16 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17     Employment Matters.

(a)           The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since December 31, 2013, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)           The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)           The representations and warranties set forth in this Section 3.17 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18     Taxes.

(a)           The Company has not filed any material Tax Returns required to be filed by the Company. The Company is not a party to any Tax-sharing agreement.

(b)           Except for certain representations related to Taxes in Section 3.16, the representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19     Brokers. Except for Advanced Concepts, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, which obligations shall be paid from the Purchase Price by Sellers by the delivery to Advanced Concepts of 6,305,632 ordinary shares and shall not be an assumed obligation of Buyer.

Section 3.20     No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 3.21     Independent Investigation. Prior to the Closing Date, Seller shall have conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Buyer, and shall acknowledge as of the Closing Date that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. As of the Closing Date, Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither Buyer nor any other Person has made any representation or warranty as to Buyer or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE IV
Representations and warranties of buyer

Buyer (and not the Deed Administrators) represents and warrants to Seller that each of the representations and warranties contained in Article III of that certain Securities Purchase Agreement of even date hereof by and between Buyer and the purchasers identified therein (the “Securities Purchase Agreement”) are (i) attached hereto as Exhibit A and incorporated herein by reference, and (ii) true and correct on the date of the Effective Date and will be true and correct as of the Closing (except to the extent such representations and warranties speak of an earlier date).

ARTICLE V
Covenants

Section 5.01     Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.02     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.03     Transfer Taxes. The parties believe that there will be no transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Company when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.04     Access to Information. Upon reasonable notice and subject to applicable Laws, each of Buyer and Seller, for the purposes of verifying the representations and warranties of the other and preparing for the Closing and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Closing or earlier termination of this Agreement, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Closing conversion or consolidation of systems and business operations generally, and, during such period, each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, make available to the other party, to the extent permissible under applicable Law (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Without limiting the foregoing, Buyer shall provide Seller with copies of all pleadings and other documents (i) filed by Buyer in connection with its contemplated voluntary administration proceeding, or (ii) received by Buyer from the court or any other Person, related thereto promptly after Buyer files or receives such documents. Neither Buyer nor Seller nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Buyer’s or Seller’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.05     Advise of Changes. Buyer and Seller shall each promptly advise the other party of any change or event known to it (a) that has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 5.10 or the failure of any condition set forth in Section 6.01 or 6.02 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01 or 6.02 to be satisfied.

Section 5.06     Acquisition Financing. Subject to restrictions imposed as a result of the voluntary appointment of an Administrator, Buyer covenants that it will use its best efforts to raise the Acquisition Financing as soon as possible following the date hereof and Seller and management of the Company shall use best efforts to assist and support the raising of Acquisition Financing. Buyer shall (i) provide Seller with copies of all subscription documents, private placement memoranda, risk factors, financial statements, projections and other disclosure documents delivered to potential investors, and (ii) in good faith provide Seller with periodic updates of the status of the Acquisition Financing and respond in good faith to Seller’s inquiries regarding the same.

Section 5.07     Listing Status. At all times after the date hereof and prior to Closing, Buyer shall use best efforts to resume its listing on the NASDAQ and to otherwise preserve its U.S. public listing status.

Section 5.08     Registration Rights. Buyer at its expense, shall file a registration statement to register the Consideration Shares (“Registration Statement”) as soon as practicable after the Closing Date, but in no event more than 30 days following the filing of the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2014 (the “Filing Date”) and shall take all reasonable steps to ensure that the Registration Statement is declared effective by the Securities and Exchange Commission within 180 days following the Closing Date (the “Registration Date”). Buyer shall pay a cash penalty to each Seller of 0.5% per month of the Offering Amount (as such term is defined in the Securities Purchase Agreement) for each full month elapsed after the 210th day following the Closing Date for failure to timely meet the foregoing Filing Date or Registration Date requirements. The penalty described in the foregoing sentence shall not apply after such time as Seller is eligible to sell securities pursuant to an exemption from registration provided by Rule 144 of the Securities Act. Nothing in this Section 5.08 shall require Buyer to register any Consideration Shares that the United States Securities and Exchange Commission prohibits Buyer, after using its best efforts, to register.

Section 5.09     Waiver of Rights under Operating Agreement. Each Seller hereby approves the sale and transfer of the Interests to Buyer pursuant to this Agreement and waives any and all rights under the September 30, 2014, Amended and Restated Operating Agreement of the Company, including, without limiting, any right to receive advanced written notice of such sale and transfer or purchase the Interests.

ARTICLE VI
Conditions Precedent; Termination

Section 6.01     Conditions to obligations of Seller. The obligation of Seller to effect the Closing is also subject to the satisfaction, or waiver by Seller of the following conditions:

(a)           The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and by signing this Agreement the authorized signatory of Buyer attests to such on behalf of Buyer (but not personally).

(b)           Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing, and by signing this Agreement the authorized signatory of Buyer attests to such on behalf of Buyer (but not personally).

(c)           Seller shall have received an executed copy of all resolutions adopted by the board of directors of Buyer (or the Administrator acting with authority of the Board under the Act) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby (the “Buyer Acquisition Resolutions”), it being understood that and by signing this Agreement the authorized signatory of Buyer attests (on behalf of Buyer but not personally) that the Buyer Acquisition Resolutions satisfy the foregoing stipulations of this Section 6.01(c) and that the CBD DOCA is effective.

(d)           Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(e)           The results of Seller’s due diligence of Buyer and the contents of Disclosure Schedules delivered to Seller hereunder, shall be satisfactory to Seller in its reasonable discretion.

(f)           The terms of the Restructuring, shall be satisfactory to Seller as determined by Seller in its reasonable discretion after consulting with Buyer and attempting to come to Restructuring terms that are mutually agreeable.

(g)           All approvals, consents and waivers that are listed on the Buyer’s Disclosure Schedules or set forth in the Securities Purchase Agreement shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(h)           Each of the conditions set forth in Section 2.2(b) of that certain December 2, 2014 Deed of Company Arrangement of Westinghouse Solar Pty Limited CAN 163 078 699 (“WSP DOCA”) shall have been satisfied as determined by BIH in its sole discretion.

(i)           Neither the CBD DOCA nor the WSP DOCA shall have been terminated or amended without the prior written consent of BIH.

(j)           Buyer shall have created a management incentive pool consisting of 28,061,324 ordinary shares and issued all such shares to the named parties set forth on Schedule 6.01(j) subject to applicable vesting conditions.

Section 6.02     Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction, or waiver by Buyer of the following conditions:

(a)           The representations and warranties of Seller set forth in Article III shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date and by signing this Agreement, the authorized signatory of Seller attests to such on behalf of the Company (but not personally).

(b)           Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing and by signing this Agreement the authorized signatory of Seller attests to such on behalf of the Company (but not personally)

(c)           Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(d)           The results of Buyer’s due diligence of Seller and the contents of Disclosure Schedules delivered to Buyer hereunder, shall be satisfactory to Buyer in its reasonable discretion.

(e)           The terms of the Restructuring, shall be satisfactory to Buyer as determined by Buyer in its reasonable discretion and shall have been approved by the requisite majority of Buyer’s creditors.

(f)           The Administrator, in its sole discretion, shall have approved this Agreement and the transactions contemplated hereby.

(g)           No action, suit, claim, investigation or other legal proceeding shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(h)           All approvals, consents and waivers that are listed on Disclosure Schedule 3.05 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(i)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Seller, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII
Indemnification

Section 7.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Article III and Article IV and any certificate delivered pursuant to this Agreement shall terminate at Closing; provided, however, that representations and warranties contained in Sections 3.03, 3.11 and 3.18, shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02     Indemnification By Seller. Subject to the other terms and conditions of this Section 7.02, each Seller, severally and jointly, shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 7.03     Certain Limitations. The indemnification provided for in Section 7.02 shall be subject to the following limitations:

(a)           Seller shall not be liable to Buyer for indemnification until the aggregate amount of all Losses in respect of indemnification exceeds $100,000 (the “Deductible”), in which event Seller shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which Buyer may be entitled to indemnification Seller shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Deductible).

(b)           The aggregate amount of Losses for which Seller shall be liable pursuant to Section 7.02 shall not exceed $1,000,000.

(c)           With respect to liability to Buyer for Losses for which all Sellers are liable to Buyer, each Seller shall be liable to Buyer only for his, her or its Pro Rata Share of such Losses.

(d)           Payments by Seller in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by Buyer (or the Company) in respect of any such claim. Buyer shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)           Payments by Seller in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by Buyer.

(f)           In no event shall any Seller be liable to Buyer for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g)           Buyer shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h)           Seller shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.04     Indemnification Procedures.

(a)           Third-Party Claims. If Buyer receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against Buyer with respect to which Seller is obligated to provide indemnification under this Agreement, Buyer shall give Seller prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure. Such notice by Buyer shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer. Seller shall have the right to participate in, or by giving written notice to Buyer, to assume the defense of any Third-Party Claim at Seller’s expense and by Seller’s own counsel, and Buyer shall cooperate in good faith in such defense. In the event that Seller assumes the defense of any Third-Party Claim, subject to Section 7.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of Buyer. Buyer shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to Seller’s right to control the defense thereof. If Seller elects not to compromise or defend such Third-Party Claim or fails to promptly notify Buyer in writing of its election to defend as provided in this Agreement, Buyer may, subject to Section 7.04(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)           Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, Seller shall not enter into settlement of any Third-Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of Buyer and provides, in customary form, for the unconditional release of Buyer from all liabilities and obligations in connection with such Third-Party Claim and Seller desires to accept and agree to such offer, Seller shall give written notice to that effect to Buyer. If Buyer fails to consent to such firm offer within ten days after its receipt of such notice, Buyer may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of Seller as to such Third-Party Claim shall not exceed the amount of such settlement offer. If Buyer fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, Seller may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If Buyer has assumed the defense pursuant to Section 7.04(b), it shall not agree to any settlement without the written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any claim by Buyer on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by Buyer giving Seller prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure. Such notice by Buyer shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by Buyer. Seller shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, Buyer shall allow Seller and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and Buyer shall assist Seller’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as Seller or any of its professional advisors may reasonably request. If Seller does not so respond within such 30-day period, Seller shall be deemed to have rejected such claim, in which case Buyer shall be free to pursue such remedies as may be available to Buyer on the terms and subject to the provisions of this Agreement.

Section 7.05     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.06     Exclusive Remedies. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of Seller in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, Buyer waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against Seller and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.06 shall limit Buyer’s right to seek any remedy on account of fraud or intentional misrepresentation by any party hereto.

ARTICLE VIII
Certain Post-Closing Covenants

Section 8.01     Board Representation.  Promptly after Closing, Buyer will appoint Yves-Regis Cotrel, Jack Donohue and John Chapple (each an “Appointee”) to serve as a member of Buyer’s Board of Directors (“Buyer’s Board”), subject to the consent of each Appointee to serve in such capacity.

Section 8.02     Certain Tax Matters.  Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax return or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods. Prior to transferring, destroying or discarding any Tax returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 8.03     Director and Officer Indemnification and Insurance.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or manager of the Company, as provided in the articles of formation or operating agreement of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 8.03 of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)           Buyer maintain directors’ and officers’ liability insurance on the terms and conditions approved by Buyer’s Board and the directors and officers of the Company shall receive at least the same coverage on terms and conditions that are not less advantageous than those granted to the directors and officers of the Buyer.

(c)           The obligations of Buyer and the Company under this Section 8.03 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 8.03 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 8.03 applies shall be third-party beneficiaries of this Section 8.03, each of whom may enforce the provisions of this Section 8.03).

(d)           In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 8.03.

Section 8.04     Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i)          retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)         upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Seller shall:

(i)          retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)         upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 8.07 where such access would violate any Law.

Section 8.05     No Share Issuance. During the Period commencing on the Effective Date and ending when each of the appointment of at least two of the Appointees to Buyer’s Board of Directors is effective, Buyer shall not issue or cause there to be issued any ordinary shares or other equity securities, or any debt or equity instruments convertible into any ordinary shares or other equity securities other than pursuant to the Acquisition Financing on terms no less favorable to Buyer than the Capital Raising stipulated in the CBD DOCA.

ARTICLE IX
Miscellaneous

Section 9.01     Limitation of liability of Deed Administrators.  Notwithstanding any other provision of this Agreement or any other document relating to this Agreement, and to the maximum extent permitted by law:

(a)           the Deed Administrators are not entering into this document personally and do not make, or repeat, any of the representations or Warranties which are made by any party (including the Buyer) to this document or any other document relating to this Agreement;

(b)           the Deed Administrators shall have no personal liability whatsoever in relation to any obligation, breach, act or omission under this document or any other document relating to this Agreement;

(c)           no person may bring any proceedings against the Administrators in their personal capacities in respect of any obligation, breach, act or omission in connection with or related to the entry into or performance of this Agreement or any other document relating to this Agreement; and

(d)           the Deed Administrators, in their personal capacities, shall have no obligations under this document or any other document relating to this Agreement.

Section 9.02     Expenses. Except as otherwise expressly provided herein (including Section 5.03 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.03     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Seller:	110 E. Broward Blvd., 19th Floor Ft. Lauderdale, FL 33301 E-mail: Emmanuel.cotrel@bluenrgy.com Attention: Emmanuel Cotrel

with a copy to:	Shumaker, Loop & Kendrick, LLP Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, FL 33602 Attention: Gregory C. Yadley Facsimile: 813-229-1660

If to Buyer:	CBD Energy Limited 53 Cross Street Suite 2 – Level 2 Double Bay, 2028, Sydney NSW AUSTRALIA

Copy to InterAmerican Group 410 South Michigan Ave Suite 620 Chicago, IL 60605 Facsimile: 866-357-5886 E-mail: wmorro@interamerican-group.com Attention: William C. Morro

Section 9.04 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07     Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09     No Third-party Beneficiaries. Except as provided in Error! Reference source not found. and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Fees.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK STATE IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).

(d)           In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, including reasonable attorney’s fees and expenses.

Section 9.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13     Amendment and Restatement. This Agreement amends and restates in its entirety the Prior Purchase Agreement and the terms hereof shall supersede and control over the terms of the Prior Purchase Agreement for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BlueNRGY International Holding S.A.

By
Name:
Title:

Emmanuel Cotrel, individually

Yves-Regis Cotrel, individually

Ryames Investment Company, LLC

By
Name:
Title:

Coastalview Capital Partners, LLC

By
Name:
Title:

CBD Energy Limited

By:
Name: William C. Morro
Title: Authorized Representative

Exhibit A

Securities Purchase Agreement